UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2008

PECO II, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-31283	34-1605456
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1376 State Route 598, Galion, Ohio	44833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 468-7600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 2, 2008, PECO II, Inc. (the “Company”) received a letter (the “Letter”) from The NASDAQ Listing Qualifications Panel (the “Panel”) informing the Company that the Panel has granted the Company’s request for continued listing. This decision was based on the Company’s definitive plan submitted to the Panel on February 28, 2008, to effectuate a reverse stock split by seeking shareholder approval of a reverse split of the Company’s common stock at a ratio of one-for-10 shares at the Company’s 2008 annual meeting on May 6, 2008.

The Panel’s decision is subject to the following conditions: On or before May 7, 2008, the Company shall inform the Panel that it has obtained shareholder approval for and implemented a reverse stock split; and by May 22, 2008, the Company must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days in accordance with Marketplace Rule 4310(c)(4).

The Letter also stated that the Company could request that the NASDAQ Listing and Hearing Review Council review this decision. Requests for review must be made in writing and received within 15 days from the date of this decision.

On April 4, 2008, the Company issued a press release announcing its receipt of the Letter. A copy of the Company’s press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated April 4, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PECO II, Inc.

Date: April 4, 2008	By:	/s/ JOHN G. HEINDEL
John G. Heindel
Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Press Release, dated April 4, 2008.